Medamicus, Inc. File no. 0-19467
                                                                    Exhibit 99.2



Medamicus intends to file a registration statement on Form S-4 in connection with the transaction with BIOMEC, Inc. discussed below. Investors and security-holders of Medamicus and BIOMEC are urged to read the registration statement and the joint proxy statement/prospectus that will be disseminated to the respective security-holders when they become available because these documents will contain important information. When available, investors and security-holders may obtain a free copy of the joint proxy statement/prospectus at the SEC's web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained from either of the companies.



                            STATEMENT OF JIM HARTMAN
                      PRESIDENT AND CEO OF MEDAMICUS, INC.
                                  JULY 22, 2003


Good day. My name is Jim Hartman and I'm the President and Chief Executive Officer of Medamicus. My comments today will contain forward-looking statements that involve risks and uncertainties. Any number of factors could cause our results to vary from those that may be anticipated by some statements made today. You should read our press release issued this morning and our SEC filings for a listing of some of the factors that could cause results to differ materially.

During my remarks today I will discuss the pertinent points related to our second quarter results, provide some revenue guidance for the upcoming quarters, discuss in more detail our announcement regarding the acquisition of the operating assets of Biomec Cardiovascular Inc. and then, as in the past, I will attempt to answer any questions you may have. I'm joined today by Mark Kraus, our chief operating officer, who will assist me during our Q & A session in dealing with questions regarding our operations and the Biomec acquisition.

Before beginning the substance of my remarks however, I want to read the following. IN CONNECTION WITH OUR PROPOSED ACQUISITION OF THE OPERATING ASSETS OF BIOMEC CARDIOVASCULAR INC., MEDAMICUS INTENDS TO FILE A REGISTRATION STATEMENT ON FORM S-4 IN CONNECTION WITH THE


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TRANSACTION, AND MEDAMICUS AND BIOMEC WILL MAIL A JOINT PROXY
STATEMENT/PROSPECTUS TO THEIR RESPECTIVE SHAREHOLDERS. INVESTORS AND SECURITY HOLDERS OF MEDAMICUS AND BIOMEC ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANIES, THE TRANSACTION, THE PERSONS SOLICITING PROXIES RELATING TO THE TRANSACTION, THEIR INTERESTS IN THE TRANSACTION, AND RELATED MATTERS. WHEN AVAILABLE, INVESTORS AND SECURITY-HOLDERS MAY OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS AT THE SEC'S WEB SITE AT WWW.SEC.GOV. A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS MAY ALSO BE OBTAINED FROM EITHER OF THE COMPANIES. Having said that, let me turn to our second quarter results.

Our second quarter results reflected a decline in sales to $4,338,000, compared to $4,382,000 in the second quarter of 2002. This decline is only one percent, even though sales of left ventricle lead delivery systems to Medtronic were nearly $1,000,000 less than in the same quarter a year ago. Our net income of $474,000, or $.10 per diluted share, was a twenty-four percent decline over net income of $628,000, or $.13 per diluted share, in the comparable period of last year. Year-to-date, our sales increased by 4 percent to $9,006,000, compared to $8,681,000 in the first six months of last year. Sales of left ventricle lead delivery systems to Medtronic in the first six months of 2003 were $1,940,000 less than during the same period last year. Net income declined 10 percent for the six months ended June 30, 2003 to $1,106,000, or $.22 per diluted share, from $1,225,000, or $.25 per diluted share a year earlier.

In the second quarter, our core product line of bulk and kit-assembled venous introducers grew 32 percent over the second quarter of last year. This category includes standard introducer kits sold to Medtronic and bulk non-sterile introducers sold to a number of other companies. The increase came from a combination of growth in introducer sales to Bard Access Systems, as well as a broad based growth in introducer sales to other customers. Over the past two years, we have been


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successful in gaining the introducer business of a number of other significant players in the non-pacing venous access market, and sales to these companies continue to grow at double-digit rates. During the second quarter we manufactured introducers at a run rate of over 1,600,000 units on an annualized basis, over 40 percent of the estimated market.

Unfortunately, we found it necessary to suspend shipments of our FlowGuard valved introducer during the quarter, because of concerns over the integrity of the sheath handle. We had no incidences of field failure but our internal tests indicated that the handle had the potential to be an issue and we made the decision to reformulate the handle resin and assure ourselves and our customers that products shipped from Medamicus are of the highest quality. This action had a modest impact on our sales but a more significant impact on our net income. We reversed sales of product already shipped of slightly less than $100,000 within the quarter and cancelled customer orders for amounts greater than that. We also took the write-offs necessary to account for the cost of stopping production and scrapping inventory. In total those costs reduced our after tax income in the quarter by approximately $.03 per share.

The current timeline to return to the market would indicate that we could be selling FlowGuard introducers either late in the fourth quarter or early next year. The high level of enthusiasm for the FlowGuard at the physician level provides us with optimism that the re-launch of the product will be a successful one and give the year 2004 a boost from the start.

We sold $61,000 of safety needles during the quarter compared to $34,000 a year ago. The majority of these sales came from the inclusion of our needle in procedural kits that we package for Medtronic. The initial release of the safety needle product is well underway, and at least anecdotally, the needle has been well received. Contrary to the first quarter when we had to assemble a large quantity of needles by hand, our automated safety needle assembly system is



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functioning, although we continue to work on our yields, and we are now producing safety needles to fulfill the initial orders from Cook Incorporated and continue supplying safety needles in Medtronic kits. We signed a supply agreement with Cook in April of 2003 to distribute single packaged needles to the hospital market in the US and we expect Cook will launch the product late in the third quarter.

As stated earlier, we were able to replace nearly $1,000,000 in sales of advanced delivery products during the quarter and nearly $2,000,000 year-to-date. Those sales, totaling $1,562,000 in the second quarter last year and $564,000 in this year's second quarter, were primarily left ventricle lead delivery system kits (LVLDS) and related components, to Medtronic. As we announced last year, packaging of the next generation of LVLDS kits has transitioned to a Medtronic facility. We expect a reduction in LVLDS sales in the third and fourth quarters of this year similar to what we experienced in the first two quarters. While we hope to continue to play a role in the component portion of future LVLDS kit designs, there is no assurance that the components we now sell Medtronic for its next generation kit will be a part of any future designs Medtronic brings to market.

Our gross margins were 42.0 percent for the quarter compared to 46.1 percent a year ago. This reduced level of gross margin was almost exclusively associated with the FlowGuard write-offs that reduced our gross margins by over four percentage points. We believe we have recognized all the costs of suspending production of the FlowGuard in the second quarter. The next two quarters will be influenced by the loss of the anticipated FlowGuard sales and minor research and development expenditures related to qualifying a new resin.

Our research and development costs actually declined $59,000 during the quarter when compared to one year ago, and as a percent of sales they dropped from 10.1 percent to 8.8


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percent. This decline is not indicative of a much lower level of activities taking place, but related in part to the amount of expenditures during the period that were billable to customers who have committed to pay some or all of the development costs related to their projects. Additionally, a portion of this reduction in expenditures relates to the timing of certain project costs that will now likely occur later in the year.

Our sales and marketing expenses increased 64 percent to $237,000 when compared to the second quarter of 2002 and now approximate 5.5 percent of sales. This is the result of hiring the full complement of sales/product managers we deemed necessary to execute our business strategy of highly attentive customer service plus cultivation of key physician relationships. We now have a five person sales force consisting of a director, two product managers, a new product development manager and a marketing coordinator.

General and administrative expenses increased 6 percent for the quarter compared to a year ago, and as a percentage of sales equaled 10.5 percent, compared to
9.8 percent in the same quarter of 2002. The primary cost increases were depreciation of our new software system, plus auditing, investor relations and insurance costs associated with our compliance to the Sarbanes-Oxley Act.

As I stated earlier, in total we earned $474,000 after income taxes, or $.10 per fully diluted share compared to $628,000 or $.13 per diluted share one year ago, a decline of 25 percent. Had we not experienced the disappointing setback related to FlowGuard, we would have at least equaled or exceeded last year's income total. For the first six months of the year our net income of $1,106,000, or $.22 per diluted share is 10 percent below last years total.

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Our cash situation remains strong with nearly $6,500,000 in the bank. We have no bank debt and over $16,000,000 of net worth. Our assets are over $18 million compared to $1.75 million of liabilities.

Over the next six months we will be focused on the following:

         1. To resolve the FlowGuard design issue and continue work on the smaller sizes of the FlowGuard so that we will be able to re-launch into the dialysis market as well as commence the initial launch into the pacing and implantable port market.

         2. To validate and ship the various needle configurations to fulfill the safety needle orders for Cook, and continue work on the next generation of safety devices.

         3. To accelerate our efforts on advanced delivery system projects. Since exhibiting our capabilities in this area at a number of shows earlier this year, the response for requests to do product development has been overwhelming. Today we are working on eleven new products for specific customers related to fixed curve and articulating delivery systems. While not all of these projects may become commercial successes, the broad base of activity would indicate to us a significant level of potential future revenue. We are also developing for regulatory approval our own line of articulating guide catheters which should significantly reduce the time to market for our customers.

Now let me provide some guidance for the two upcoming quarters.

         * With the loss of the FlowGuard revenue until late in the fourth quarter or early 2004, combined with the expected loss of LVLDS revenue in the third quarter, we anticipate that sales for the third quarter of 2003 will be approximately 10% less than the sales during last year's third quarter. Last year's third quarter equaled $4,542,000 aided by a one time shipment of specialty introducers to Medtronic totaling $380,000. We will commence


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                  shipments of safety needles to Cook during the third quarter as well as continue to include needles in Medtronic kits.

         * As regards to our fourth quarter, obviously, if we can be back in the market with FlowGuard earlier in the quarter, our anticipated sales would be favorably impacted. And while these comments have not reflected our pending acquisition of Biomec Cardiovascular, it is likely those sales will be combined with ours for some or all of the fourth quarter.

         * We expect our gross margin percent to show improvement in the third quarter when compared to quarter one since we have now resolved the issues associated with the automated safety needle assembly equipment and as compared to quarter two when we wrote off the scrapped inventory related to FlowGuard. We anticipate that our operating expenses will remain relatively the same when compared to the second quarter.

Now I'd like to expand upon our announcement today regarding the acquisition of the operating assets of Biomec Cardiovascular Inc. ("BCI"), a private company located in the Twin Cities. We have been open about our interest in pursuing an acquisition that would be complementary to our product offering, broaden our customer base, add to our intellectual property portfolio and bring additional management talent into our organization. It was also important to us that the business philosophy of a potential acquisition be consistent with our strategy of developing proprietary products and marketing those products to other medical device companies. The acquisition of Biomec Cardiovascular Inc. meets all of these criteria.

BCI's proprietary product line consists of specialty pacing leads used primarily for cardiac resynchronization therapy in the treatment of congestive heart failure, an implant tool for placing those leads, and finally, pacing lead adaptors which allow one generation of pacing lead wires to be attached to another generation of pulse generators. Those different generations are created by the adoption of new international standards. It is expected that a new lead connector standard


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(currently called IS-4) will be adopted sometime in the next two years requiring an entirely new set of adaptors. All of BCI's proprietary products are sold primarily to the big three pacing companies. BCI has laser welding capabilities and also does a significant amount of packaging for a variety of companies.

BCI's sales have doubled in the first half of 2003 to over $4.5 million compared to 2002 and BCI's management believes they have an excellent opportunity to continue that pace of growth well into 2004. BCI is profitable having earned $495,000 on a pretax basis through the first half of 2003.

There are a number of synergies between our two companies. The joint marketing of our combined product offering to pacing companies should allow us to bring one stop shopping and attractive pricing to those customers. Our development effort can focus on these specialty leads but now with a complementary delivery system. There are of course a number of cost savings that we will realize by conducting our business in the most efficient manner.

We will pay $18,000,000 at closing less the assumed liabilities. Payment will be a combination of cash and stock. It is our current intention to secure a $5,000,000 term loan that would allow us to pay the maximum amount of cash at closing, approximately $11,000,000, and the minimum amount in stock which would be equal to $7,000,000 or approximately 933,000 shares. We will also have a contingent payment to make in early 2004 which is based on total annual 2003 sales achieved times two minus the $18,000,000 closing payment; and another contingent payment in 2005 equal to the increase in proprietary sales in 2004 over 2003. This payment could double if BCI has contracts in place that evidence long-term revenue potential. The transaction will require approval by both companies' shareholders and we expect to close the transaction around September 30, 2003.


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This is a transforming opportunity for our company. We will have revenues 50 percent higher than we have today. We will have more customers but much less dependence on any one customer. Our product offering will be one of the strongest in the pacing accessory field. We will again be participating in one of the highest growth areas in cardiac rhythm management, the treatment of congestive heart failure through resynchronization therapy. By virtue of being 50 percent larger, more profitable, having more shares in the public float, and by applying for listing on the Nasdaq National Market System, a condition of the transaction, Medamicus should be a far more attractive company for institutional investors, and that should prove beneficial for all shareholders.

Thanks for listening today. Mark Kraus and I will be happy to entertain any questions you may have.